Exhibit 99.1

August 4, 2010	Edward Vallejo Vice President, Investor Relations T: 856-566-4005 edward.vallejo@amwater.com

Maureen Duffy Director, Communications T: 856-309-4546 maureen.duffy@amwater.com

AMERICAN WATER REPORTS STRONG SECOND QUARTER

RESULTS; INCREASES OUTLOOK FOR 2010

•	Revenues increase 9.5 percent or $58.5 million quarter-over-quarter to $671.2 million

•	Net income increases 39.9 percent or $20.8 million quarter-over-quarter to $72.8 million

•	Earnings per share increase 31.3 percent or $0.10 quarter-over-quarter to $0.42 per share for second quarter 2010

•	Operating Cash Flows increase 30.1 percent; no imminent need for an equity offering

•	Operating efficiencies and effective expense control enhance earnings performance, increasing gross margin percentage from 25.7 to 29.2 percent

•	Annual Earnings Guidance adjusted to $1.42 to $1.52 per share

VOORHEES, N.J., August 4, 2010 – American Water Works Company, Inc. (NYSE: AWK), the largest investor-owned U.S. water and wastewater utility company, today reported results for the second quarter ended June 30, 2010. For the quarter, the company reported operating revenues of $671.2 million, a $58.5 million or 9.5 percent increase over the same period in 2009.

Net income in the second quarter was $72.8 million, or $0.42 per basic and diluted common share, compared with $52.0 million or $0.32 per basic and diluted common share in the second quarter of 2009, an increase of 39.9 percent and 31.3 percent, respectively, from one year ago.

“Our continued focus on delivering our core strategies has led to a very solid quarter for American Water with increases in revenue, cash flow, net income and earnings per share,” said Don Correll, president and CEO of American Water. “Our team has performed well in driving operational efficiencies and managing expenses, which has contributed to our financial performance for the quarter and year-to-date. There has also been timely recognition of needed investments to ensure reliable service and as the quarter ended, we began to see more hot and dry weather than we have seen in two years in certain states. Based on these factors, we have adjusted the range of our 2010 earnings guidance to $1.42 to $1.52.

In the second quarter 2010, the company’s Regulated Businesses’ revenues increased by $47.3 million or 8.5 percent over the prior year’s period. The increase was primarily a result of new rates awarded in recognition of the company’s prudent infrastructure investment, as well as increased consumption in certain states.

The company’s Non-Regulated Businesses’ revenues increased by $11.1 million, or 17.2 percent, for the second quarter of 2010 as compared to the prior year’s second quarter. The increase was primarily attributable to higher revenues in the Contract Operations and Homeowner Services Groups.

Managing expenses and driving operational efficiencies remained an important focus throughout the quarter. Favorable contract pricing also contributed to flat or lower fuel, power and chemical costs. Operating expenses for the three-months ended June 30, 2010, totaled $475.2 million, an increase of $19.7 million, or 4.3 percent, compared to the same period in 2009. The increase was primarily driven by the on-going operating expenses related to the Non-Regulated Business’ entry into the industrial market in December 2009.

Net cash provided by operating activities for the six months ended June 30, 2010, increased approximately $68.8 million or 30.1 percent to $297.5 million.

“Given our strengthening cash flow, combined with the impact of lower interest rates and our current share price, we do not see an imminent need for an equity offering,” added Correll. “Our long-term strategic goal is to maintain a solid investment grade rating, and we will opportunistically raise equity as and when needed to meet this goal.”

Capital expenditures for the six months ended June 30, 2010, was $327.3 million compared to $400.2 million for the same period in the prior year. The Company expects that it will be at the lower end of its $800 million to $1 billion dollar annual capital investment range in 2010.

“While much of the country’s water and wastewater infrastructure remains in dire need of repair, American Water continues to make the needed investment in its own systems,” said Correll. “During the second quarter, we neared completion of our $162 million water plant and main project in Central Kentucky and broke ground for an approximately $100 million improvement project for our Pittsburgh area water system. Both projects not only ensure reliable water service but also provide an economic boost to those regions.”

As of June 30 and July 31, the company had no borrowings outstanding under its $850 million credit facilities. Commercial paper outstanding at June 30 and July 31 was $234.4 million and $187.3 million respectively.

Post the quarter’s end, American Water entered into a swap agreement to hedge the fixed interest rate on $100 million of the Company’s $750 million 6.085% Senior Notes due 2017.

In the second quarter, the company received authorizations for additional annualized revenues from general rate cases of $118.6 million. The company also filed rate applications during the second quarter in the states of New Jersey, Pennsylvania, California and West Virginia, requesting approximately $168.7 million in increased annualized revenues. The extent to which these rate increase requests will be granted by the applicable regulatory agencies will vary. As of July 31, 2010, the company was awaiting final orders for general rate cases in 8 states, requesting $223.9 million in total additional annual revenues.

American Water also continued to provide water solutions to communities in need. The company acquired water systems in Pennsylvania, Indiana and Missouri, bringing its expertise and resources to an additional 1,400 people. The company’s subsidiary, Applied Water Management, was also awarded a $3.4 million contract to build a new wastewater treatment facility in Islip, N.Y.

Post the second quarter’s end, American Water’s Board of Directors, in recognition of the Company’s financial performance, increased the dividend 5 percent and declared a quarterly cash dividend of $0.22 per common share on July 30, 2010.

2010 Earnings Guidance

Based on the results of the second quarter, a continued focus on expense control and appropriate and timely returns on investments, American Water adjusted its 2010 earnings guidance. The company now estimates that its 2010 earnings will be in the range of $1.42 to $1.52 per share. The company’s earnings forecasts are subject to numerous risks, including those described under “Forward-Looking Statements” below and under “Risk Factors” in its Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

Second Quarter 2010 Earnings Conference Call

The second quarter 2010 earnings conference call will take place Thursday, August 5, 2010, at 9:00 a.m. Eastern Daylight Time. Interested parties may listen over the Internet by logging on to the Investor Relations page of the company’s Web site at www.amwater.com.

Following the earnings conference call, an audio archive of the call will be available through August 12, 2010, by dialing 303-590-3030 for U.S. and international callers. The access code for replay is 4328757. The online archive of the webcast will be available through September 7, 2010, by accessing the Investor Relations page of the company’s Web site located at www.amwater.com.

About American Water

Founded in 1886, American Water is the largest investor-owned U.S. water and wastewater utility company. With headquarters in Voorhees, N.J., the company employs more than 7,000 dedicated professionals who provide drinking water, wastewater and other related services to approximately 16 million people in 35 states and Ontario and Manitoba, Canada.

Cautionary Statement Concerning Forward-Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are predictions based on our current expectations and assumptions regarding future events and may relate to, among other things, our future financial performance, including earnings, our growth strategies, our ability to finance current operations and growth initiatives, trends in our industry, regulatory or legal developments or rate adjustments. Actual results could differ materially because of factors such as the decisions of governmental and regulatory bodies, including decisions to raise or lower rates; the timeliness of regulatory commissions’ actions concerning rates; changes in laws, governmental regulations and policies, including environmental, health and water quality and public utility regulations and policies; weather conditions, patterns or events, including drought or abnormally high rainfall; changes in customer demand for, and patterns of use of, water, such as may result from conservation efforts; our ability to appropriately maintain current infrastructure and manage the expansion of our business; our ability to obtain permits for projects; changes in our capital requirements; our ability to control operating expenses and to achieve efficiencies in our operations; our ability to obtain adequate and cost-effective supplies of chemicals, electricity, fuel, water and other raw materials that are needed for our operations; our ability to successfully acquire and integrate water and wastewater systems that are complementary to our operations and the growth of our business; cost overruns relating to improvements or the expansion of our operations; changes in general economic, business and financial market conditions; significant changes to our business processes and corresponding technology; access to sufficient capital on satisfactory terms; fluctuations in interest rates; restrictive covenants in or changes to the credit ratings on our current or future debt that could increase our financing costs or affect our ability to borrow, make payments on debt or pay dividends; fluctuations in the value of benefit plan assets and liabilities that could increase our cost and funding requirements; the incurrence of impairment charges; migration of customers into or out of our service territories; difficulty in obtaining insurance at acceptable rates and on acceptable terms and conditions; ability to retain and attract qualified employees; and civil disturbance, labor strikes or terrorist threats or acts or public apprehension about future disturbances or terrorist threats or acts.

For further information regarding risks and uncertainties associated with American Water’s business, please refer to American Water’s annual, quarterly and periodic SEC filings. The Company undertakes no duty to update any forward-looking statement.

American Water Works Company, Inc. and Subsidiary Companies

Consolidated Statements of Operations (Unaudited)

In thousands except per share data

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Operating revenues	$671,223	$612,740	$1,259,276	$1,162,910

Operating expenses
Operation and maintenance	344,863	330,597	675,286	644,999
Depreciation and amortization	76,493	73,242	152,725	142,085
General taxes	53,890	51,699	109,294	104,196
Gain on sale of assets	(6)	10	(77)	(192)
Impairment charge	0	0	0	450,000

Total operating expenses, net	475,240	455,548	937,228	1,341,088

Operating income (loss)	195,983	157,192	322,048	(178,178)

Other income (expenses)
Interest, net	(78,734)	(73,688)	(157,449)	(145,667)
Allowance for other funds used during construction	2,407	3,575	4,558	6,918
Allowance for borrowed funds used during construction	1,254	1,991	2,651	3,863
Amortization of debt expense	(1,264)	(1,535)	(1,948)	(3,023)
Other, net	1,926	(1,409)	1,997	(295)

Total other income (expenses)	(74,411)	(71,066)	(150,191)	(138,204)

Income (loss) before income taxes	121,572	86,126	171,857	(316,382)
Provision for income taxes	48,821	34,137	68,298	44,708

Net income (loss)	$72,751	$51,989	$103,559	$(361,090)

Income (loss) per common share:
Basic	$0.42	$0.32	$0.59	$(2.23)

Diluted	$0.42	$0.32	$0.59	$(2.23)

Average common shares outstanding during the period:
Basic	174,774	163,229	174,747	$161,629

Diluted	174,850	163,301	174,820	$161,629

Dividends per common share	$0.21	$0.20	$0.42	$0.40

American Water Works Company, Inc. and Subsidiary Companies

Condensed Consolidated Balance Sheet Information (Unaudited)

In thousands

			June 30, 2010	December 31, 2009
Cash and cash equivalents			$20,610	$22,256
Other current assets			569,503	476,871
Total property, plant and equipment			10,872,323	10,677,393
Total regulatory and other long-term assets			2,311,080	2,276,131

Total Assets			$13,773,516	$13,452,651

Short-term debt			$265,807	$119,497
Current portion of long-term debt			44,018	54,068
Other current liabilities			443,612	433,827
Long-term debt			5,329,105	5,312,126
Total regulatory and other long-term liabilities			2,644,979	2,554,437
Contributions in aid of construction			1,002,129	973,280
Total stockholders’ equity			4,043,866	4,005,416

Total Capitalization and Liabilities			$13,773,516	$13,452,651

Operating Expenses Excluding Impairment Charge (A Non-GAAP, Unaudited Number)
In thousands
	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Total operating expenses, net	$475,240	$455,548	$937,228	$1,341,088
Less: Impairment charge	0	0	0	450,000

Total operating expenses excluding impairment charge	$475,240	$455,548	$937,228	$891,088

Net Income (Loss) Excluding Impairment Charge (A Non-GAAP, Unaudited Number)
In thousands
	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Net income (loss)	$72,751	$51,989	$103,559	$(361,090)
Add: Impairment charge	0	0	0	450,000

Net income excluding impairment charge before associated tax benefit	72,751	51,989	103,559	88,910
Less: Income tax benefit relating to impairment charge	0	0	0	6,976

Net income excluding impairment charge	$72,751	$51,989	$103,559	$81,934

Net income per common share excluding impairment charge:
Basic	$0.42	$0.32	$0.59	$0.51

Diluted	$0.42	$0.32	$0.59	$0.51

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